EXHIBIT 10.1

Majesco Entertainment Company

2008 Executive Officer Incentive Bonus Program

The 2008 incentive bonus program of Majesco Entertainment Company (the “Company”) is comprised of two components, a funding component and an allocation component. The funding component is the basis on which the dollar amount of the bonus pool to be allocated among all participants is calculated and is based on the achievement by the Company of financial and operational goals (the “Goals”). The allocation component is the basis on which the actual bonus amount will be paid to each participant.

If the Company meets all of the financial and operational goals set forth below, the bonus pool for executive officers will be $767,500 (the “Bonus Target”). All payments will be made no later than February 15, 2009. The Bonus Target is determined as follows:

GOALS

The financial goal (the “Financial Goal”) accounts for 75% of the Bonus Target, and is determined by a measure of net income.

The four operational goals each account for 6.25% of the Bonus Target, and are as follows (the “Operational Goals”):

•	Successful execution of an international distribution agreement, or an alternative distribution solution, on certain terms or better;
•	Successful creation of a fully operational internal development studio that achieves certain milestones during fiscal 2008;
•	Successful implementation of the Company’s “value” program; and
•	Successful development and implementation of a digital distribution strategy, including the digital publishing of a certain number of video game titles during fiscal 2008.

PAYMENT

If all of the Goals are achieved, the full Bonus Target will be paid. However, the Bonus Target can be increased up to a maximum of 150% of the Bonus Target if the Income Goal is exceeded by certain amounts and all of the Operational Goals are achieved. Similarly, if all of the Goals are not achieved, the Bonus Target will be reduced as follows:

•	If the Financial Goal is achieved, 75% of the Bonus Target will be earned.
•	Each Operational Goal is either achieved or not, each counting for 6.25% towards the Bonus Target.
•	If the Financial Goal is achieved, 75% of the Bonus Target would be earned, even if no Operational Goals are achieved.
•	If all of the Operational Goals are achieved (4 x 6.25%), 25% of the Bonus Target would be earned, even if the Financial Goal is not achieved.

ALLOCATION

The Bonus Target will be allocated pro rata among the participants based on their target bonus amounts set forth below. Subject to the terms of any individual’s employment agreement, an individual must be employed by the Company on the last day of the Company’s fiscal year in order to be eligible to receive payment under the program. If any participant is not entitled to a payment, their pro rata portion will not be allocated to the other participants.

Name	Position	Target Bonus
Jesse Sutton	Chief Executive Officer	100% of annual salary, or $363,000
John Gross	Executive Vice President, Chief Financial Officer	50% of annual salary, or $147,000
Gui Karyo	Executive Vice President, Operations	50% of annual salary, or $125,000
Joseph Sutton	Executive Vice President, Research & Development	50% of annual salary, or $132,500